Exhibit 99.1

Contact:

Tripp Sullivan

SCR Partners

(615) 760-1104

TSullivan@scr-ir.com

PLYMOUTH INDUSTRIAL REIT REPORTS FOURTH QUARTER AND FULL YEAR 2017 RESULTS

BOSTON, March 8, 2018 – Plymouth Industrial REIT, Inc. (NYSE America: PLYM) (the “Company”) today announced its consolidated financial results for the quarter ended December 31, 2017 and other recent developments. A comparison of the reported amounts per share for the fourth quarter of 2017 to prior-year periods has been affected by an increase in the common stock outstanding resulting from the completion of, and the use of proceeds from, the Company’s initial public offering (the “IPO") in June 2017, as discussed below.

Fourth Quarter and Subsequent Highlights

•         During the fourth quarter of 2017, closed on the acquisition of 19 buildings totaling 3.4 million square feet for total consideration of $115.2 million in three separate transactions.

•         Reported results for the fourth quarter of 2017 reflect a net loss attributable to common stockholders of $5.3 million, or $(1.44) per weighted average common share; net operating income (“NOI”) of $5.3 million; Funds from Operations (“FFO”) of $0.01 per weighted average common share; and Adjusted FFO (“AFFO”) of $0.05 per weighted average common share.

•         For the fourth quarter of 2017, declared a regular quarterly cash dividend of $0.375 for the common stock and a regular quarterly cash dividend of $0.46875 per share (pro-rated to $0.3542 per share to reflect a partial quarter) for the 7.50% Series A Cumulative Redeemable Preferred Stock (“the Preferred Stock”).

•         On November 14, 2017, closed on the issuance of an additional 240,000 shares of its Preferred Stock representing a total of 2,040,000 shares and gross proceeds of $51.0 million, before deducting underwriting discounts and estimated offering expenses payable by the Company.

•         On March 6, 2018, the Company fully leased its 527,127-square-foot 3500 Southwest Boulevard building in Columbus, Ohio, eliminating Plymouth’s largest lease expiration for 2018.

2017 Highlights

•         Acquired 29 buildings totaling 5.2 million square feet for total consideration of $173.3 million in eight separate transactions.

•         Raised a total of $101.5 million in net proceeds through an initial public offering of common shares and a public offering of Preferred Stock.

•         Secured $79.8 million in financing from an affiliate of Goldman Sachs for a 15-building portfolio acquisition and a $35 million senior secured credit facility from Key Bank National Association (subsequently increased to $45 million) to fund additional acquisitions.

•         Reported results for 2017 reflect a net loss attributable to common stockholders of $9.6 million, or $(4.45) per weighted average common share; NOI of $16.6 million; FFO of $(0.12) per weighted average common share; and AFFO of $0.38 per weighted average common share.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth Industrial REIT, noted, “We finished the year strong and exceeded our expectations across all of our operating segments. We completed a significant number of accretive acquisitions, which added over five million square feet to our portfolio. These new properties help diversify us geographically and expand our presence in targeted markets, while increasing our NOI and implied value. Based on an adjusted fourth quarter run rate, we expect to see significant growth in year-over-year NOI for 2018 based solely on our existing portfolio, which in turn should result in improved earnings results across all our key metrics.

“The strong momentum we established through the fourth quarter has continued to date in 2018 as we have eliminated our largest lease expiration, built the acquisition pipeline with several near-term opportunities and secured an expansion of our senior secured credit facility to $45 million. We are well-positioned to execute our strategy to create value for shareholders.”

Financial Results for the Fourth Quarter of 2017

The completion of the IPO on June 14, 2017 provided the Company with a meaningfully different capital structure compared to the prior-year period. The Company believes the use of IPO proceeds and related higher share count, makes year-over-year comparisons less meaningful, particularly on a per share basis.

Net loss attributable to common stockholders for the quarter ended December 31, 2017 was $5.3 million, or $(1.44) per weighted average common share outstanding, compared with net income attributable to common stockholders of $248,000, or $0.75 per weighted average common share, for the same period in 2016. The increase in net loss for the fourth quarter of 2017 was primarily due to an increase in general and administrative expenses from non-recurring items of $0.8 million, an increase in depreciation and amortization expense of $1.4 million, including a one-time charge of $0.2 million for intangibles written down due to early termination of a lease (which was subsequently substantially re-leased), an increase in interest expense of $0.6 million for debt related to acquisition activity, and a one-time real estate tax expense adjustment of $0.5 million.

Consolidated total revenues for the quarter ended December 31, 2017 were $8.4 million, compared with $5.1 million for the same period in 2016.

Net operating income (NOI) for the quarter ended December 31, 2017 was $5.3 million compared with NOI of $3.5 million for the same period in 2016.

EBITDA for the quarter ended December 31, 2017 was $3.2 million compared with $5.4 million for the same period in 2016.

FFO for the quarter ended December 31, 2017 was $22,000, or $0.01 per weighted average common share, compared with $(1.9) million, or $(5.82) per weighted average common share, for the same period in 2016, primarily as a result of significantly lower non-cash interest expense compared with 2016 due to the recapitalization in October 2016 and the increase in weighted average shares following the IPO in June 2017.

AFFO for the quarter ended December 31, 2017 was $190,000, or $0.05 per weighted average common share, compared with $(1.9) million, or $(5.63) per weighted average common share, for the same period in 2016, primarily as a result of significantly lower non-cash interest expense compared with 2016 due to the recapitalization in October 2016 and the increase in weighted average shares following the IPO in June 2017.

Investment Activity

As of December 31, 2017, the Company had real estate investments comprised of 49 industrial buildings totaling 9.2 million square feet with occupancy of 96.5%. The following summarizes the Company’s investment activity during the fourth quarter of 2017:

•	On November 30, 2017, the Company completed the acquisition of a 15-building portfolio of Class B industrial buildings totaling 3.0 million square feet in the greater Chicago area for $99.75 million in total consideration. The purchase price, which is projected to provide an initial yield of 8.1%, included $19.95 million in cash and a $79.8 million, two-year secured term loan at an initial annual interest rate of 4.35%.
•	On December 21, 2017, the Company completed the acquisition of a three-building portfolio of industrial buildings totaling 330,361 square feet in Atlanta for $11.425 million in cash at an initial yield of 8.3%.
•	On December 22, 2017, the Company completed the acquisition of a 75,000-square-foot light manufacturing building in the greater Chicago area for $4.1 million in cash at an initial yield of 9.7%.

Leasing Activity

On March 6, 2018, the Company fully leased its 527,127-square-foot building located at 3500 Southwest Boulevard in Columbus, Ohio to Stonecrop Technologies. The lease, which is scheduled to commence March 15, 2018, eliminates the Company’s largest 2018 lease expiration. Plymouth also opened a new regional office in Columbus that serves the Company’s properties there as well as Cincinnati, Cleveland and Indiana.

Capital Markets Activity

On October 25, 2017, the Company closed its underwritten public offering of 1,800,000 shares of its Preferred Stock. On November 14, 2017, the Company closed on the issuance of an additional 240,000 shares of its Preferred Stock representing a total of 2,040,000 shares and gross proceeds of $51.0 million, before deducting underwriting discounts and estimated offering expenses payable by the Company.

On March 5, 2018, the Company increased its senior secured revolving credit facility with KeyBank National Association to $45 million. The facility expires in August 2020 and has one 12-month extension option. The facility has an accordion feature that allows total borrowing capacity under the line to be increased up to $75 million.

Quarterly Distributions to Common Stockholders

On December 1, 2017, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.46875 per share for the Company’s Preferred Stock for the fourth quarter of 2017. The initial dividend was pro-rated to $0.3542 per share to reflect the period commencing October 25, 2017, the original issue date, and ending on December 31, 2017. This pro-rated dividend was paid on January 2, 2018 to stockholders of record on December 15, 2017.

On December 15, 2017, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.375 per share for Company’s common stock for the fourth quarter of 2017. The dividend was payable on January 31, 2018, to stockholders of record on December 29, 2017.

2018 Outlook

The Company introduced the following guidance for 2018. The information provided contains estimates based on the Company’s anticipated results of operations for 2018. All estimates exclude any potential impact from additional acquisitions:

•	Total revenues of $42.4 million to $43.8 million
•	Net operating income of $28.0 million to $28.9 million
•	General and administrative expenses of $4.4 million to $5.2 million, including non-cash expenses of $0.8 million to $1.0 million
•	4.2 million common shares outstanding

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, on Friday, March 9, 2018 at 10:00 a.m. Eastern Time. The number to call for this interactive teleconference is (412) 717-9587. A replay of the call will be available through March 16, 2018, by dialing (412) 317-0088 and entering the replay access code, 10117194.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at www.plymouthreit.com. The online replay will be available approximately one hour after the end of the call and archived for approximately 90 days.

About Plymouth

Plymouth Industrial REIT, Inc. is a vertically integrated and self-managed real estate investment trust focused on the acquisition and operation of single and multi-tenant industrial properties located in secondary and select primary markets across the United States. The Company seeks to acquire properties that provide income and growth that enable the Company to leverage its real estate operating expertise to enhance shareholder value through active asset management, prudent property re-positioning and disciplined capital deployment.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

PLYMOUTH INDUSTRIAL REIT, INC.

CONSOLIDATED BALANCE SHEETS

UNAUDITED

(In thousands, except share and per share amounts)

December 31,		December 31,
	2017	2016
Assets
Real estate properties	$303,402	$139,086
Less accumulated depreciation	(25,013)	(16,027)
Real estate properties, net	278,389	123,059

Cash	12,915	941
Restricted cash	1,174	6,353
Cash held in escrow	5,074	2,907
Deferred lease intangibles, net	27,619	10,533
Other assets	4,782	1,953
Total assets	$329,953	$145,746

Liabilities and Equity (Deficit)
Liabilities:
Senior secured debt, net	195,431	116,053
Mezzanine debt to investor, net	29,364	29,262
Borrowings under line of credit,net	20,837	—
Deferred interest	1,357	207
Accounts payable, accrued expenses and other liabilities	16,015	5,352
Deferred lease intangibles, net	6,807	1,405
Redeemable preferred member interest in subsidiary	—	31,043
Total Liabilities	269,811	183,322

Preferred stock, Series A; $0.01 par value, 100,000,000 shares authorized; 2,040,000 and no shares issued and outstanding at December 31, 2017 and 2016, respectively (aggregate liquidation preference of $51,000 at December 31, 2017)	48,931	—

Equity (Deficit):
Common stock, $0.01 par value: 900,000,000 shares authorized; 3,819,201 and 331,965 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	39	3

Additional paid in capital	123,270	12,477
Accumulated deficit	(119,213)	(110,506)
Total Plymouth Industrial REIT, Inc. stockholders' equity (deficit)	4,096	(98,026)
Non-controlling interest	7,115	60,450
Total equity (deficit)	11,211	(37,576)
Total liabilities, preferred stock and equity	$329,953	$145,746

PLYMOUTH INDUSTRIAL REIT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(In thousands, except share and per share amounts)

	For the Twelve Months		For the Three Months
	Ended December 31,		Ended December 31,
	2017	2016	2017	2016

Rental revenue	$18,372	$14,508	$6,379	$3,664
Tenant Recoveries	6,443	5,150	2,031	1,364
Other revenue	3	230	1	115
Total revenues	24,818	19,888	8,411	5,143

Operating expenses:
Property	8,205	5,927	3,122	1,563
Depreciation and amortization	13,998	11,674	4,943	2,878
General and administrative	5,189	3,709	2,031	1,005
Acquisition costs	103	33	17	—
Total operating expenses	27,495	21,343	10,113	5,446

Operating income/(loss)	(2,677)	(1,455)	(1,702)	(303)

Other income (expense):
Gain on disposition of equity investment	231	2,846	8	2,843
Interest expense	(11,581)	(40,679)	(3,219)	(4,593)
Total other expense	(11,350)	(37,833)	(3,211)	(1,750)

Net loss	$(14,027)	$(39,288)	$(4,913)	$(2,053)

Net loss atttibutable to non-controlling interest	$(5,320)	$(2,301)	$(489)	$(2,301)

Net loss attributable to Plymouth Industrial REIT, Inc.	$(8,707)	$(36,987)	$(4,424)	$248

Less: Series A preferred stock dividends	723	—	723	—
Less: Amount allocated to participating securities	128	—	128	—

Net loss attributable to common shareholders	$(9,558)	$(36,987)	$(5,275)	$248

Net loss per share attributable to Plymouth Industrial REIT, Inc.
common stockholders	$(4.45)	$(111.42)	$(1.44)	$0.75

Weighted-average common shares outstanding basic and diluted	2,149,977	331,965	3,656,044	331,965

Non-GAAP Financial Measures

In this earnings release, we disclose NOI, EBITDA, FFO and AFFO, each of which meet the definition of “non- GAAP financial measure” set forth in Item 10(e) of Regulation S-K promulgated by the SEC. As a result, we are required to include in this report a statement of why management believes that presentation of these measures provides useful information to investors.

None of NOI, EBITDA, FFO or AFFO should be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, and we believe that to understand our performance further NOI, EBITDA, FFO, and AFFO should be compared with our reported net income or net loss and considered in addition to cash flows in accordance with GAAP, as presented in our consolidated financial statements.

NOI

We consider net operating income, or NOI, to be an appropriate supplemental measure to net income because it helps both investors and management understand the core operations of our properties. We define NOI as total revenue (including rental revenue, tenant reimbursements, management, leasing and development services revenue and other income) less property-level operating expenses including allocated overhead. NOI excludes depreciation and amortization, general and administrative expenses, impairments, gain/loss on sale of real estate, interest expense, and other non-operating items.

EBITDA

We believe that earnings before interest, taxes, depreciation and amortization, or EBITDA, is helpful to investors as a supplemental measure of our operating performance as a real estate company because it is a direct measure of the actual operating results of our industrial properties. We also use this measure in ratios to compare our performance to that of our industry peers.

FFO

Funds from operations, or FFO, is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the National Association of Real Estate Investment Trusts, or NAREIT, definition, as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of property, depreciation and amortization of real estate assets, impairment losses and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. Other equity REITs may not calculate FFO (in accordance with the NAREIT definition) as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends.

AFFO

Adjusted funds from operation, or AFFO, is presented in addition to FFO. AFFO is defined as FFO, excluding certain non-cash operating revenues and expenses, acquisition and transaction related costs for transactions not completed and recurring capitalized expenditures. Recurring capitalized expenditures includes expenditures required to maintain and re-tenant our properties, tenant improvements and leasing commissions. AFFO further adjusts FFO for certain other non-cash items, including the amortization or accretion of above or below market rents included in revenues, straight line rent adjustments, impairment losses, non-cash equity compensation and non-cash interest expense.

We believe AFFO provides a useful supplemental measure of our operating performance because it provides a consistent comparison of our operating performance across time periods that is comparable for each type of real estate investment and is consistent with management’s analysis of the operating performance of our properties. As a result, we believe that the use of AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance.

As with FFO, our reported AFFO may not be comparable to other REITs’ AFFO, should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends.

PLYMOUTH INDUSTRIAL REIT, INC.

SUPPLEMENTAL RECONCILIATION OF NON-GAAP DISCLOSURES

UNAUDITED

(In thousands, except share and per share amounts)

	For the Twelve Months		For the Three Months
	Ended December 31,		Ended December 31,
Net income (loss)	$(14,027)	$(39,288)	$(4,913)	$(2,053)
General and administrative	5,189	3,709	2,031	1,005
Acquisition expense	103	33	17	—
Interest expense	11,581	40,679	3,219	4,593
Depreciation and amortization	13,998	11,674	4,943	2,878
Other (income) expense	(234)	(3,076)	(9)	(2,958)
NOI	$16,610	$13,731	$5,288	$3,465

	For the Twelve Months		For the Three Months
	Ended December 31,		Ended December 31,
EBITDA:	2017	2016	2017	2016
Net income (loss)	$(14,027)	$(39,288)	$(4,913)	$(2,053)
Depreciation and amortization	13,998	11,674	4,943	2,878
Interest expense	11,581	40,679	3,219	4,593
EBITDA	$11,552	$13,065	$3,249	$5,418

	For the Twelve Months		For the Three Months
	Ended December 31,		Ended December 31,
FFO:	2017	2016	2017	2016
Net income (loss)	$(14,027)	$(39,288)	$(4,913)	$(2,053)
Depreciation and amortization	13,998	11,674	4,943	2,878
Gain on disposition of equity investment	(231)	(2,846)	(8)	(2,843)
Adjustment for unconsolidated joint ventures	—	452	—	85
FFO:	$(260)	$(30,008)	$22	$(1,933)
Weighted average common shares outstanding basic and diluted	2,150	332	3,656	332
FFO per share - basic and diluted	$(0.12)	$(90.40)	$0.01	$(5.82)

	For the Twelve Months		For the Three Months
	Ended December 31,		Ended December 31,
AFFO:	2017	2016	2017	2016
FFO	$(260)	$(30,008)	22	$(1,933)
Deferred finance fee amortization	868	113	259	—
Acquisition costs	103	33	17	—
Non-cash interest expense	1,531	33,577	900	81
Stock compensation	435	—	192	—
Distributions	—	337	—	195
Preferred stock dividend	(723)	—	(723)	—
Straight line rent	(191)	(287)	(82)	(58)
Above/below market lease rents	(423)	(355)	(168)	(92)
Recurring capital expenditure (1)	(522)	(502)	(227)	(63)
AFFO:	$818	$2,908	$190	$(1,870)
Weighted average common shares outstanding basic and diluted	2,150	332	3,656	332
AFFO per share - basic and diluted	$0.38	$8.76	$0.05	$(5.63)

(1) Excludes non-recurring capital expenditures of $1,272 and $458 for the years ended December 31, 2017 and 2016, respectively, and $819 and $45 for the three months ended December 31, 2017 and 2016, respectively.